Exhibit 99.1

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF THE MARKET ABUSE REGULATION (EU) 596/2014 (AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018)
NOTICE OF PARTIAL redemption
to the holders of the outstanding
Sterling-denominated 3.95 per cent. Bonds due 2022 (ISIN: XS1117292554)
(the “Bonds”)
issued by
Kennedy Wilson Europe Real Estate Limited
(formerly known as Kennedy Wilson Europe Real Estate Plc)
(the “Issuer”)
NOTICE IS HEREBY GIVEN to the holders of the Bonds (the “Bondholders”) that the Issuer has elected to redeem £150,000,000 in aggregate nominal amount of the Bonds in accordance with (i) Condition 5(c) (Redemption at the Option of the Issuer) of the Terms and Conditions of the Bonds (the “Conditions”) and (ii) the terms of the permanent global bond representing the Bonds.
As at the date of this notice, the outstanding aggregate nominal amount of the Bonds is £369,810,000.
Following the partial redemption of the Bonds, £219,810,000 in aggregate nominal amount of the Bonds will remain outstanding.
The redemption date for the aggregate nominal amount of the Bonds which are called for redemption pursuant to this notice will be 26 April 2021 (the “Optional Redemption Date”).
In accordance with Condition 5(c), the aggregate nominal amount of the Bonds called for redemption will be redeemed at the Make Whole Redemption Price (as defined in the Conditions), together with interest accrued to (but excluding) the Optional Redemption Date.
The Make Whole Redemption Price and the amount of accrued interest per Calculation Amount (as defined in the Conditions) will be notified to the Bondholders on 22 April 2021, such date being the second business day in London prior to the Optional Redemption Date.
For further information you may contact:
Daven Bhavsar, CFA
Vice President of Investor Relations
+1 (310) 887-3431
dbhavsar@kennedywilson.com
This notice, which is irrevocable, is given by Kennedy Wilson Europe Real Estate Limited on 25 March 2021.
This notice is released by the Issuer and contains information that qualified or may have qualified as inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (“MAR”), encompassing information relating to the partial redemption of Bonds described above. For the purposes of MAR and Article 2 of Commission Implementing Regulation (EU) 2016/1055 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018), this announcement is made by Padmini Singla, General Counsel, Europe of the Issuer.
LEI Number: 213800WIL553Z1T6DZ52

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